SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                          -------------------

                              FORM 8-A/A
                           (Amendment No. 2)

        FORM FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                PURSUANT TO SECTION 12(b) OR (g) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

                              SALOMON INC
        (Exact name of registrant as specified in its charter)

                 DELAWARE                             22-1660266
       (State or other jurisdiction                (I.R.S. Employer
     of incorporation or organization)          Identification Number)

          Seven World Trade Center
            New York, New York                             10048
    (Address of principal executive offices)             (Zip Code)

          REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                            (212) 783-7000

   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                           Name of each exchange on which
Title of each class to be so registered    each class is to be registered
---------------------------------------    ------------------------------
   Preferred Stock Purchase Rights             New York Stock Exchange

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates: n/a


   SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                 NONE

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     On September 24, 1997, the Board of Directors of Salomon Inc (the "Registrant") approved, and the Registrant executed and delivered, a Second Amendment (the "Amendment") to the Rights Agreement, dated as of February 8, 1988, between the Registrant and First Chicago Trust Company of New York, as successor to Morgan Shareholder Services Trust Company, as Rights Agent (the "Rights Agent"), as amended by the First Amendment, dated as of December 7, 1988 (as amended, the "Rights Agreement"). The Amendment is filed herewith as Exhibit 1 and is incorporated herein by reference. The Amendment was entered into immediately prior to the execution and delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, among Travelers Group Inc., Diamonds Acquisition Corp. ("Diamonds") and the Registrant, pursuant to which Diamonds, a wholly owned subsidiary of Travelers will merge (the "Merger") with and into the Registrant. The Amendment amends, among other things, Section 1(a) of the Rights Agreement to provide that neither Travelers or Diamonds shall be considered to be an Acquiring Person (as such term is defined in the Rights Agreement) solely as a result of the approval, execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby, and, additionally, that the group that may be deemed to have beneficial ownership of the Registrant's common stock solely by virtue of the Voting Agreement (the "Voting Agreement") dated as of September 24, 1997, between Travelers and Berkshire Hathaway Inc., entered into in connection with the execution and delivery of the Merger Agreement, shall not be considered to be an Acquiring Person. In addition, the Amendment adds a new Section 34 to provide, among other things, that no Distribution Date (as defined in the Rights Agreement) shall occur and no Rights (as defined in the Rights Agreement) shall be exercisable solely as a result of the approval, execution and delivery of the Merger Agreement or the Voting Agreement or the consummation of the transactions contemplated thereby.


Item 2.  EXHIBITS

     1. Second Amendment, dated as of September 24, 1997, to the Rights Agreement dated as of February 8, 1988, as amended by the First Amendment dated as of December 7, 1988, between Salomon Inc and First Chicago Trust Company of New York, as successor to Morgan Shareholder Services Trust Company, as Rights Agent.

                               SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         SALOMON INC,

Date:  September 26, 1997                by /s/ JEROME H. BAILEY
                                         -----------------------------
                                         Name:  Jerome H. Bailey
                                         Title:  Chief Financial Officer

                                                            EXHIBIT 1




                    SECOND AMENDMENT (this "Amendment"), dated as of
               September 24, 1997, to the Rights Agreement dated as of February 8, 1988, as amended by the First Amendment dated as of December 7, 1988 (as so amended, the "Rights Agreement"), between SALOMON INC, a Delaware corporation (the "Company"), and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as successor to Morgan Shareholder Services Trust Company (the "Rights Agent").


     WHEREAS the Company and the Rights Agent have previously entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27; and

     WHEREAS all acts and things necessary to make this Amendment a valid agreement have been done and performed and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.


     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:


          SECTION 1. Amendments to Rights Agreement. The Rights
Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by:

          (i) deleting the phrase "or (v)" in the first sentence of such definition and inserting the phrase ", (v)" in its place; and

          (ii) deleting the period at the end of such sentence and inserting in its place ", (vi) either of Travelers Group Inc., a Delaware corporation ("Parent"), or Diamonds Acquisition Corp., a Delaware corporation ("Sub"), solely as a result of the approval, execution or delivery of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, between Parent, Sub and the Company, or the consummation of the transactions contemplated by the Merger Agreement or (vii) the group that might be deemed to have Beneficial Ownership of Common Shares solely by virtue of the Voting Agreement (the "Voting Agreement"), dated as of September 24, 1997, by and between Parent and Berkshire Hathaway Inc., a Delaware corporation, or any successor agreement (or provisions adding persons to such group) approved by the Board of Directors of the Company."

          (b) A new Section 34 is added as follows:

          "Section 34. Merger with Travelers Group Inc. Notwithstanding any provision herein to the contrary, (i) neither Parent nor Sub shall be considered to be an Acquiring Person under this Agreement, (ii) no Distribution Date shall occur pursuant to Section 3, and (iii) no Rights shall be exercisable pursuant to Section 7 or Section 11 or any other provision hereof, including exercisable for Common Shares pursuant to Section 11(a)(ii), in each of the cases specified in clauses (i), (ii) and (iii) of this Section 34, solely as a result of the approval, execution or delivery of the Merger Agreement or the Voting Agreement or consummation of the transactions contemplated thereby, and the procedures contained in Section 23(c) shall not be applicable to such transactions. In addition, notwithstanding anything in
     Section 13 or any other provision hereof to the contrary, no provision shall be required to be made with respect to the matters specified in clauses (i), (ii), (iii) or (iv) of Section 13 solely as a result of the approval, execution or delivery of the Merger Agreement or consummation of the transactions contemplated thereby."

          SECTION 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                          SALOMON INC,


                                          By /s/ Robert E. Denham
                                             -------------------------
                                             Name:  Robert E. Denham
                                             Title: Chairman and Chief
                                                    Executive Officer


                                          FIRST CHICAGO TRUST COMPANY
                                          OF NEW YORK,


                                          By /s/ John Bambach
                                             -------------------------
                                             Name:  John Bambach
                                             Title:  Vice President